Exhibit 99.1

Contact:          Seth Horowitz, Vice President & General Counsel
631-962-1122
legal @falconstor.com

FalconStor President, CEO and Chairman of the Board ReiJane Huai Resigns

MELVILLE, N.Y., September 29, 2010—FalconStor Software, Inc. (NASDAQ: FALC) today announced that its President, Chief Executive Officer and Chairman of the Board, ReiJane Huai, resigned from all of his positions with the Company, effective immediately.

The Board accepted Mr. Huai’s resignation and appointed Eli Oxenhorn, (current board member), as non-executive Chairman of the Board, James McNiel (current Chief Strategy Officer) as interim Chief Executive Officer and interim President, and James Weber (current Chief Financial Officer) as Chief Financial Officer and interim Chief Operating Officer.

Mr. Huai tendered his resignation following his disclosure that certain improper payments were allegedly made in connection with the Company’s contract with one customer.

The Company has fully cooperated with law enforcement authorities with respect to the ongoing investigation, and it will continue to do so.  In addition, a special committee of the Board has been formed to conduct a full internal investigation of these matters and the special committee has retained counsel to assist it in its investigation.

About FalconStor Software
FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection. FalconStor delivers proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity and simplicity. The Company’s TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector (CDP), File-interface Deduplication System (FDS), and Network Storage Server (NSS), each enabled with WAN-optimized replication for disaster recovery and remote office protection, and the HyperFS™ file system. FalconStor products are available as OEM or branded solutions from industry leaders, including Acer, Data Direct Networks, Dynamic Solutions International, EMC, Fujitsu, Hitachi Data Systems, Huawei, Pillar Data Systems, SGI, SeaChange and Spectra Logic and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region. FalconStor is an active member of the Storage Networking Industry Association (SNIA). For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

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FalconStor, FalconStor Software and IPStor are registered trademark and TOTALLY Open and HyperFS are trademarks of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.